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                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                     [LOGO]


                                ML JWH STRATEGIC
                              ALLOCATION FUND L.P.


                          MONTHLY STATEMENT JULY 1999

                              [MERRILL LYNCH LOGO]

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                     ML JWH STRATEGIC ALLOCATION FUND L.P.


Dear Limited Partner,

The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the "Fund") decreased 2.81% in July to $159.64 per Unit on July 31, 1999 from $164.26 on June 30, 1999.

                              ---------------------

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

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                      ML JWH STRATEGIC ALLOCATION FUND L.P.
                                  JULY 31, 1999
                              STATEMENT OF CHANGES
                               IN NET ASSET VALUE
                                   (UNAUDITED)

Net Asset Value (2,271,449 Units) at
 June 30, 1999                                                    $373,105,852
Plus Additions of 63,309 Units                                      10,399,136
Net Income/(Loss) for July 1999                                    (10,789,547)
Less Redemptions of 13,766 Units                                    (2,197,604)
                                                                  ------------
Net Asset Value (2,320,992 Units) at
 July 31, 1999                                                    $370,517,837
                                                                  ------------
                                                                  ------------
Net Asset Value per Unit at
 July 31, 1999                                                    $     159.64
                                                                  ------------
                                                                  ------------
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                           STATEMENT OF INCOME/(LOSS)
                                  (UNAUDITED)

                                                                      July
                                                                  ------------
Revenues:
 Realized Profit/(Loss)                                           $ (8,651,431)
 Change in Unrealized Profit/(Loss)                                 (1,226,503)
                                                                  ------------
Total Trading Results                                               (9,877,934)
 Interest Income                                                     1,592,269
                                                                  ------------
Total Revenues                                                      (8,285,665)

Expenses:
 Brokerage Commissions                                               2,424,317
 Administrative Fees                                                    78,204
                                                                  ------------
Total Expenses                                                       2,502,521
                                                                  ------------

Net Income/(Loss) Before Special Profit
 Share Allocation and Minority Interest                            (10,788,186s)
                                                                  ------------
Minority Interest                                                        4,638
Special Profit Share Allocation                                         (5,999)
                                                                  ------------
Net Income/(Loss)                                                 $(10,789,547)
                                                                  ------------
                                                                  ------------

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TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE UNDERSIGNED THE INFORMATION
CONTAINED IN THIS REPORT IS ACCURATE AND COMPLETE.

                                       /s/ Michael Pungello
                                       ---------------------------------------
                                       Michael Pungello
                                       Chief Financial Officer
                                       MERRILL LYNCH INVESTMENT PARTNERS INC.

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Please notify the following of any address changes:

MERRILL LYNCH INVESTMENT PARTNERS INC.
Princeton Corporate Campus
800 Scudders Mill Road, Section 2G
Plainsboro, New Jersey 08536
                                                                         JWHSDOM